Exhibit 10.4

April 22, 2026

4Life Research LLC

9850 S 300 W

Sandy, Utah 84070

Attention: TJ Fund

EVP & CLO

Re: Notice of Change of Exclusivity

This letter of notification relates to the Amended and Restated License Agreement (the “License Agreement”) dated April 25, 2024 between Clene Nanomedicine, Inc., a Delaware corporation (“Clene”), and 4Life Research LLC (“4Life”) and the Amended and Restated Exclusive Supply Agreement (the “Supply Agreement) dated April 25, 2024 between Clene (also referred to as “Seller”) and 4Life (also referred to as “Buyer”). All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the License Agreement and/or Supply Agreement, as applicable.

Pursuant to section 2.4 of the License Agreement, in the event that 4Life fails to meet its Minimum Sales Commitment (as defined in Section 5.5 of the Supply Agreement) during the 2024 and 2025 calendar years (collectively), 4Life may continue to maintain its exclusivity under the License Agreement by paying Clene any difference between (i) the Royalty that would be earned by Clene if 4Life met it Minimum Sales Commitment in both years and (ii) the actual Royalties paid to Clene in those years.

Both Clene and 4Life have had recent discussions on this topic and both Parties agree that 4Life did not pay Royalty amounts equal to the Minimum Sales Commitments for either of the years and both Parties agree that 4Life has not made such Royalties payments to Clene of that difference during the 30 days following the expiration of such period, as contemplated by the above provisions.

Pursuant to section 2.4 of the License Agreement, Clene has the right to permanently convert the exclusive license under the License Agreement to a non-exclusive license and to cause the Supply Agreement also to be converted from exclusive to non-exclusive by providing written notice to 4Life prior to April 30, 2026.

Both Clene and 4Life have also had recent discussions on this topic and both Parties agree that Clene would send a timely notice to convert both the License Agreement and the Supply Agreement from exclusive to non-exclusive. Both Parties agree that this letter dated April 22, 2026 provided to 4Life shall serve as the written notice of Clene’s election under the License Agreement to convert the License Agreement and the Supply Agreement both from exclusive to non-exclusive effective April 30, 2026.

4Life Research LLC

April 22, 2026

Both parties acknowledge and agreement that except for the modification to the exclusivity provisions of the License Agreement and the Supply Agreement, they remain in full force and effect and are not otherwise modified by this letter of notification.

Please sign and return one original and one copy of this letter to the undersigned to indicate your acceptance and confirmation of the terms set forth herein as of the date first set forth above.

Very Truly Yours,

Clene Nanomidicine, Inc.

		By	/s/ Robert Etherington
Robert Etherington
CEO and President

Accepted and Agreed:

4Life Research, LLC

By:	/s/ TJ Fund
Name: TJ Fund
Title: EVP & CLO